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                                                                    EXHIBIT 99.2


                              [APACHE LETTERHEAD]



Wednesday, December 21, 1995

                           APACHE AND DEKALB TO MERGE

Houston, TX -- Apache Corporation today announced that it has entered into a merger agreement with Calgary-based DEKALB Energy Company, under which each of DEKALB's outstanding shares of stock will be converted into .85 to .9 shares of Apache common stock. At Apache's closing price yesterday, the merger, including debt, is valued at approximately $285 million. The transaction has been approved by both boards of directors. In addition, the holders of a majority of the DEKALB voting stock have agreed to vote for this transaction at the shareholders' meeting which will be called to approve the merger.

The merger brings to Apache long-lived Canadian oil and gas reserves estimated to be approximately 350 billion cubic feet (Bcf) equivalent, including 290 Bcf of natural gas and 10 million barrels of hydrocarbon liquids. In addition, DEKALB has probable reserves estimated at approximately 60 Bcf equivalent, 150,000 net undeveloped acres and ownership in 14 gas processing plants (six operated).

According to Chairman and Chief Executive Officer Raymond Plank, "For the past two years, Apache has considered returning to Alberta where we conducted successful exploration during the 1960s and 1970s before political factors led us to sell out. Our objective has been to return through merger or acquisition of a company that has the production, reserves and acreage position to complement our Lower 48 operations, as well as a compatible, aggressive culture and solid infrastructure of skilled professionals.

"Canadian exploration companies' share prices have, until recently, been inflated by overly optimistic gas price expectations," Plank added. "These erroneous pricing assumptions have spiked drilling and related costs above U.S. levels. Presently, however, timing and DEKALB's strategic fit create an opportunity to establish a presence in the largest gas reserve basin in North America. Relatively under-explored and under-exploited, the Western Sedimentary Basin holds the potential to build long-term shareholder value while DEKALB's rising production profile is expected to make an immediate contribution to Apache's 1995 results.

"We have a strong fit and good chemistry with DEKALB and look forward to moving ahead together," Plank concluded.

Located in Alberta and British Columbia, approximately 80 percent of DEKALB's proved reserves are in 11 fields, seven of which are operated. Current net daily production from the properties is 63 million cubic feet of gas, 2,000 barrels of oil and
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600 barrels of natural gas liquids. Approximately 70 percent of the production is operated.

Apache and DEKALB will file with the Securities and Exchange Commission a combined proxy statement/prospectus which, among other things, will provide for the registration of the Apache common stock to be issued in connection with the merger. The offering will be made only by means of a prospectus, which will be issued to the shareholders of DEKALB after the registration statement is declared effective. Closing is expected in the second quarter of 1995 subject to satisfaction of certain conditions and receipt of necessary consents and approvals.

Apache Corporation is an independent energy company engaged in the exploration for and development and production of natural gas and crude oil. The company's securities are traded on the New York and Chicago Stock Exchanges under the symbol APA.

                                     # # #

Investor Relations:  Paul Korus            Media Relations:  Suzanne Best
                     713-296-6662                            713-296-6154